UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2008

AULTRA GOLD INC.
(Exact name of registrant as specified in its charter)

Nevada	333-126748	98-0448154
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

  120 North 5 th Street
JACKSONVILLE, OR 97530
(Address of principal executive offices)

(Registrant's telephone number, including area code): (541) 899-1915

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

  Employment Agreement with the Company’s President and Chief Executive Officer

On May 22, 2008, the Board of Directors of Aultra Gold, Inc. (the "Company"), and the  Company’s President and Chief Executive Officer, Mr. Rauno Perttu, mutually approved changing the terms of past and future employment with the Company.

First both parties agreed that the prior employment agreement which was with the Company’s Canadian Subsidiary should be cancelled effective March 31, 2008 and that US $65,000 in past due salary would be cancelled.

Secondly both parties agreed that new employment agreement would be entered at the same compensation rate of US $120,000 per year and would be between the US Company and Mr. Perttu.  The key change is the 30,000,000 common shares  issued to Mr. Perttu would be issued with the a ten year restriction that the Board may rescind those shares within that ten year period if any one of the following has not occurred in that ten year period:

a)	If the non-Basin Gulch gold resource base of the Company does not exceed two million ounces of gold;

b)	If the Company does not have an operating mine which generates at least $10,000,000 of gross sales from operations as shown on it’s annual audited financial statements.

c)	The Company’s share price does not exceed $5.00 per share

The 30,000,000 shares covered in the Employment Contract are not newly issued shares but are shares that are already reflected in the 96,146,668 shares issued and outstanding

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.8	Termination of 2006 Employment Contract with Mr. Perttu*

10.9	2008 Employment Contract with Mr. Perttu*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aultra Gold, Inc.

Dated: May 23, 2008	By:	/s/ Rauno Perttu Name: Rauno Perttu Title: President and Chief Executive Officer